Exhibit 99.1

NEWS RELEASE

Contact:
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
Email: investorrelations@andersonsinc.com

The Andersons, Inc. Announces ELEMENT, LLC has been Placed into Receivership

MAUMEE, OHIO, April 21, 2023 – The Andersons, Inc. (Nasdaq: ANDE) announces that on April 18, 2023, ELEMENT, LLC (ELEMENT), a joint venture with ICM, Inc. in which The Andersons, Inc. is a 51% owner, was placed into receivership pursuant to the Agreed Order Granting Application for Appointment of Receiver. The ELEMENT ethanol plant, located in Colwich, Kansas, is currently in an extended maintenance shutdown and future operating decisions will be made by the court-appointed receiver.

The plant, which opened in 2019, has faced operational and market-based challenges. These have been exacerbated by a shift in the California Low Carbon Fuel Standard credit markets and high western corn basis. As previously disclosed, these challenging conditions led to the failure by ELEMENT to make a required debt payment and receipt of a default notice in February 2023. This debt of ELEMENT is non-recourse to the company. The company expects to record a non-cash pretax impairment charge on long-lived assets related to ELEMENT of approximately $85 - $95 million, 51% of which will be attributable to the company. This range is preliminary and will be finalized as part of the company’s ongoing normal quarterly close process.

These events are not expected to impact the company’s previously communicated long-term EBITDA target.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture that conducts business in the commodity merchandising, renewables, and plant nutrient sectors. For more information, please visit www.andersonsinc.com.